Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

RECITALS

A.    The Corporation has implemented the Plan as an equity incentive program to encourage key employees and officers of the Corporation and the non–employee members of the Board to remain in the employ or service of the Corporation by providing them with an opportunity to acquire a proprietary interest in the success of the Corporation.

B.    Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Class A Common Stock to Participant under the Plan.

C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.    Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, restricted stock units under the Plan. The number of shares of Class A Common Stock underlying the awarded restricted stock units and the applicable performance vesting requirement for those units and the underlying shares are set forth in the Award Summary below. The remaining terms and conditions governing the Award, including the applicable service vesting requirements, are set forth in the remainder of this Agreement.

AWARD SUMMARY

Participant:	<NAME>

Award Date:	<AWARD_DATE>

Number of Shares Subject to Award:	<SHARES> shares of Class A Common Stock (the “Shares”)

Vesting Provisions:
Performance Vesting: None of the Shares subject to this Award shall vest, and this Award shall terminate in its entirety, should the Corporation fail to attain the Performance Goal specified in attached Schedule I for the applicable Performance Period.

Service Vesting: If such Performance Goal is attained, then the number of Shares in which Participant may vest hereunder shall be determined in accordance with the service vesting provisions of Paragraph 3.

Accelerated Vesting: The Shares subject to this Award shall be subject to accelerated vesting pursuant to the provisions of Paragraph 5.

2.    Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may make such a beneficiary designation at any time by filing the appropriate form with the Plan Administrator or its designee.

3.    Vesting Requirements. The Shares subject to the Award shall initially be unvested and shall vest only in accordance with the vesting provisions of this Paragraph 3 or the special vesting acceleration provisions of Paragraph 5. The actual number of Shares in which Participant shall vest under this Paragraph 3 shall be determined as follows:

(a)    Performance Vesting: Within seventy–five (75) days following the completion of the Performance Period, the Plan Administrator shall, on the basis of the Corporation’s audited financial statements for the fiscal year coincident with such Performance Period, determine whether the Performance Goal for that period has been attained. If the Performance Goal has not been attained, then the restricted stock units hereby awarded shall be immediately cancelled, and Participant shall thereupon cease to have any right or entitlement to receive any of the Shares underlying those cancelled units. Should the Plan Administrator determine and certify, on the basis of such audited financial statements, that the Performance Goal for the Performance Period has been attained, then the Shares subject to this Award shall be re–designated as Performance Shares, and the number of those Performance Shares in which Participant may vest shall be dependent upon his or her completion of the Service vesting requirements set forth below.

(b)    Service Vesting: Participant shall vest in the Performance Shares in four (4) separate installments as follows:

(i)    Participant shall vest in __________ percent (___%) of the Performance Shares upon his or her continuation in Service through the completion of the Performance Period.

(ii)    Participant shall vest in the remaining Performance Shares in a series of _________ (__) successive equal annual installments on the __________________ one–year anniversaries of the Award Date (i.e., in calendar years ____, ____ and ____), respectively, upon his or her continuation in Service through each such annual vesting date.

(c)    ADD SPECIAL SERVICE VESTING PROVISIONS REQUIRED BY EXISTING EMPLOYMENT AGREEMENT WITH PARTICIPANT. In no event, however, shall the Participant vest in any Performance Shares prior to the completion of the Performance Period and the Plan Administrator’s certification of the attainment of the Performance Goal.

ALTERNATIVE

(c)    Involuntary Termination. Should Participant cease Service prior to the completion of the Service–vesting schedule set forth in Paragraph 3(b) by reason of an Involuntary Termination during one of the ___________ (___) applicable installment vesting periods comprising that schedule and Participant deliver an effective and enforceable general release to the Corporation in accordance with the requirements of the Senior Executive Severance Pay Plan, then Participant shall thereupon vest in a portion of the Performance Shares (if any) in which Participant would have vested upon the completion of the particular installment vesting period under Paragraph 3(b) in which such Involuntary Termination occurs had Participant in fact continued in Service through the completion of that installment vesting period (the “Performance Share Installment”). Such pro–ration shall be applied by multiplying the Performance Share Installment by a fraction, the numerator of which is the number of months of Service actually completed by the Participant during that installment vesting period (rounded up to the next whole month), and the denominator of which is the number of calendar months in that installment period. In no event, however, shall the Participant vest in any Performance Shares prior to the completion of the Performance Period and the Plan Administrator’s certification of the attainment of the Performance Goal .

(d)    Other Cessation of Service. Except as otherwise provided in Paragraph 3(c) above, Participant shall not vest in any additional Performance Shares following his or her cessation of Service. Accordingly, upon such cessation of Service, the Award will, except to the extent otherwise provided in Paragraph 3(c), be immediately cancelled with respect to any unvested Shares at the time subject to this Award, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units, and those Shares shall cease to be subject to this Award.

4.    Stockholder Rights and Dividend Equivalents

(a)    The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)    Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable other than in shares of Class A Common Stock, be declared and paid on the Corporation’s outstanding Class A Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares had such Shares been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest in one or more installments hereunder, the phantom dividend equivalents credited to those Shares in the book account shall vest, and those vested phantom dividend equivalents shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which they relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.

5.    Change in Control. Should a Change in Control be effected during the period of Participant’s Service and at a time when one or more unvested Shares remain subject to this Award, then Participant shall, immediately prior to the closing of that Change in Control transaction, vest in all those unvested Shares. The Shares that so vest shall be converted into the right to receive for each such Share the same consideration per share of Class A Common Stock payable to the other holders of such Class A Common Stock in consummation of the Change in Control and distributed at the same time as such stockholder payments, but in no event shall such distribution to Participant be completed later than the later of (i) the end of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of that Change in Control. Each distribution made under this Paragraph 5 shall be subject to the Corporation’s collection of the applicable Withholding Taxes. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.    Adjustment in Shares. Should any change be made to the Class A Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin–off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Class A Common Stock be substantially reduced as a result of a spin–off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. However, in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 of the Plan governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Corporation shall not be deemed to have been effected without the Corporation’s receipt of consideration.

7.    Issuance of Shares of Common Stock.

(a)    The Performance Shares in which Participant vests pursuant to the provisions of Paragraph 3 shall be issued in accordance with the following provisions:

(i)    Except as otherwise provided in subparagraph (iii) below, the first ____________ percent (___%) of the Performance Shares shall be issued as soon as administratively practicable following the Plan Administrator’s determination and certification, based on the Corporation’s audited financial statements for the fiscal year coincident with the Performance Period, that the Performance Goal for that period has been attained, but such issuance shall in no event be effected later than the last day of the calendar year in which the Performance Period ends.

(ii)    Except as otherwise provided in subparagraph (iv) below, the Performance Shares subject to each subsequent installment in which Participant vests on the basis of his or her continued Service shall be issued on the applicable vesting date for that installment or as soon thereafter as administratively practicable. In no event shall any Performance Shares which so vest be issued later than the last day of the calendar year in which the particular vesting date for those shares occurs.

(iii)    Should Participant’s Service terminate prior to the completion date of the Performance Period under circumstances entitling Participant to a pro–rated Service–vesting credit under Paragraph 3(c) of this Agreement, then the pro–rated number of Performance Shares in which Participant subsequently vests upon the attainment of the Performance Goal for that period and such pro–rated Service–vesting credit shall be issued to Participant, subject to his or her timely satisfaction of the applicable general release requirements of the Senior Executive Severance Pay Plan, as soon as reasonably practicable after the completion date of the Performance Period, but in no event later than the last day of the calendar year in which the Performance Period ends.

(iv)    Should Participant vest on a pro–rated basis with respect to any subsequent installment of the Performance Shares pursuant to the Involuntary Termination provisions of Paragraph 3(c), then those pro–rated Performance Shares shall be issued on the third business day, within the seventy–five (75)–day period measured from the date of Participant’s Separation from Service due to his or her Involuntary Termination, on which the general release required of Participant in accordance with the provisions of the Senior Executive Severance Pay Plan is effective and enforceable following the expiration of the applicable maximum review/delivery/return and revocation periods to which Participant is entitled under such plan, or on such subsequent date thereafter as the Corporation may determine in its sole discretion, but in no event shall such issuance be made later than the last day of the seventy–five day period measured from the date of the Participant’s Separation from Service.

(v)    The phantom dividend equivalents credited to the Participant’s book account under Paragraph 4(b) shall be distributed concurrently with the issuance of the vested Performance Shares to which they relate.

(vi)    For purposes of Section 409A of the Code, Participant’s right to one or more Share installments pursuant to the terms of this Award or on or more installment distributions of any other amounts to which Participant may become entitled hereunder shall in each instance be treated as a right to a series of separate payments.

(vii)    Except as otherwise provided in Paragraph 5, no Shares shall be issued prior to the completion of the Performance Period.

(b)    The Corporation shall collect the Withholding Taxes with respect to each distribution of phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)    The Corporation shall collect the applicable Withholding Taxes with respect to all Shares which vest pursuant to the provisions of this Agreement through the following automatic share withholding method.

–    On the applicable issuance date, the Corporation shall with–hold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value (other than by reason of the rounding up of any fractional share to the next whole share) the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant hereby expressly authorizes the Corporation to withhold any such additional fractional share that is needed to round up the share withholding to the next whole Share, with the Fair Market Value of that additional fractional share to be added to the amount of taxes withheld by the Corporation from his or her wages for the calendar year in which the issuance date occurs, and to report that additional tax withholding as part of his or her W–2 tax withholdings for such year.

(d)    Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Class A Common Stock. No fractional share of Class A Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Class A Common Stock.

8.    Compliance with Laws and Regulations. The issuance of shares of Class A Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

9.    Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most recent address then on file for Participant in the Corporation’s Human Resources Department. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant and the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.    Code Section 409A.

(a)    It is the intention of the parties that the provisions of this Agreement shall comply, to the maximum extent possible, with the requirements of the short–term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A–1(b)(4) and the requirements of the involuntary separation pay plan exception of Treasury Regulations Section 1.409A–1(b)(9). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A and the Treasury Regulations applicable to such exceptions, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to those exceptions.

(b)    However, to the extent this Agreement should be deemed to create a deferred compensation arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply, notwithstanding anything to the contrary set forth herein:

–    No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant until the date of Participant’s Separation from Service or as soon thereafter as administratively practicable, but in no event later the fifteenth day of the third calendar month following the date of such Separation from Service, unless a delayed commencement date is otherwise required pursuant to the following paragraph.

–    No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A–1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

–    No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder (“Qualifying Change in Control”). In the absence of such a Qualifying Change in Control, the distribution of those amounts shall not be made until the earlier of (i) the date of Participant’s Separation from Service or (ii) the date on which each Share installment to which those amounts relate would have been issued in accordance with the applicable provisions of Paragraph 7(a) of this Agreement, or as soon as administratively practicable following the earlier of such dates, but in no event later than the fifteenth (15th) day of the third calendar month following that date, subject, however, to any delayed commencement date otherwise required pursuant to the preceding paragraph.

–    In no event shall Participant have the right to determine the calendar year in which any such issuance or distribution is to occur.

–    Participant’s right to a series of Share installments pursuant to the terms of this Award or a series of installment distributions of any other amounts to which Participant may become entitled hereunder shall in each instance be treated as a right to a series of separate payments.

12.    Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

13.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict–of–laws rules.

14.    Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to remain in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of then Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

15.    Proprietary Information and Intellectual Property Agreement. The Participant accepts and agrees to comply with the terms of the Corporation’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), attached hereto as Appendix B and incorporated herein by reference.

16.    Participant Acceptance. The Participant must accept the terms and conditions of this Agreement, including the PIIPA, either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall any shares of Class A Common Stock be issued under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

APOLLO GROUP, INC.

By:

Title:

PARTICIPANT

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.    Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.    Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.    Board shall mean the Corporation’s Board of Directors.

E.    Cause (if applicable) shall have the meaning assigned to such term in the Participant’s Employment Agreement, as in effect on the Award Date.

F.    Change in Control shall have the meaning assigned to such term in Section 3.1(e) of the Plan.

G.    Code shall mean the Internal Revenue Code of 1986, as amended.

H.    Class A Common Stock shall mean shares of the Corporation’s Class A common stock.

I.    Corporation shall mean Apollo Group, Inc., an Arizona corporation, and any successor corporation to Apollo Group, Inc. which shall by appropriate action adopt the Plan.

J.    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.    Employment Agreement (if applicable) shall mean the Employment Agreement between the Corporation and the Participant dated _____________________.

L.    Fair Market Value per share of Class A Common Stock on any relevant date shall be the closing price per share of such Class A Common Stock on the date in question on the Stock Exchange serving as the primary market for the Class A Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Class A Common Stock is then primarily traded. If there is no closing selling price for the Class A Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

M.    Good Reason (if applicable) shall have the meaning assigned to such term in the Employment Agreement, as in effect on the Award Date.

N.    Involuntary Termination (if applicable) shall mean the unilateral termination of the Participant’s Service by the Corporation (or any Parent or Subsidiary employing Participant) for any reason other than a Termination for Cause; provided, however, in no event shall an Involuntary Termination be deemed to incur in the event the Participant’s Service terminates by reason of his or her death or disability.

O.    1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

P.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

Q.    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

R.    Performance Goal shall mean the performance goal specified in Schedule I to this Agreement.

S.    Performance Period shall mean the period specified on attached Schedule I to this Agreement over which the attainment of the Performance Goal is to be measured.

T.    Performance Shares shall mean the Shares in which Participant can vest under this Agreement if the Performance Goal is attained.

U.    Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended or restated from time to time.

V.    Plan Administrator shall mean the Compensation Committee of the Board acting in its capacity as administrator of the Plan.

W.    Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in an Employee capacity for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant renders services in an Employee capacity ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

X.    Separation from Service shall mean Participant’s cessation of Employee status by reason of death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an

Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty–six (36) months. Any such determination as to Separation from Service shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

Y.    Shares shall mean the shares of Class A Common Stock which may vest and become issuable under the Award pursuant to the terms of this Agreement.

Z.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

AA.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

BB.    Termination for Cause (if applicable) shall mean the termination of the Participant’s Service by the Corporation (or any Parent or Subsidiary employing Participant) for one or more of the following reasons:

(i)    repeated dereliction of the material duties and responsibilities of his or her position with the Corporation (or any Parent or Subsidiary);

(ii)    misconduct, insubordination or failure to comply with the policies of the Corporation (or any Parent or Subsidiary employing the Participant) governing employee conduct and procedures;

(iii)    excessive lateness or absenteeism;

(iv)    conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(v)    commission of any act of fraud against, or the misappropriation of property belonging to, the Corporation (or any Parent or Subsidiary);

(vi)    commission of any act of dishonesty in connection with his or her responsibilities as an Employee that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others;

(vii)    any other misconduct adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary); or

(viii)    a material breach of any agreement the Participant may have at the time with the Corporation (or any Parent or Subsidiary employing the Participant), including (without limitation) any proprietary information, non–disclosure or confidentiality agreement.

CC.    Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting and issuance of the shares of Common Stock which vest under of the Award and any phantom dividend equivalents distributed with respect to those shares.

APPENDIX B

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY
AGREEMENT

This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my employment with Apollo Group, Inc., is a condition of my employment, and is a material part of the consideration for my employment by the Company. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy. I have read and agree to comply with such policy. I understand that the Intellectual Property Policy may be amended from time to time by the Company. I further understand and agree that I am obligated to comply with such amendments and will review this policy periodically to ensure that I am aware of such amendments. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

A.    Definitions
1.    The “Company”
As used in this PIIPA, the “Company” refers to Apollo Group, Inc., each of its subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am employed by or provide services to Apollo Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Group, Inc.
2.    “Proprietary Information”
I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIPA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):

a.the Company’s Lead List which is comprised of prospective students;

b.data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

c.information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof;

d.the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

e.the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;

f.the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

g.salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

h.all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

i.all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;

j.all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

k.information provided to the Company from a third party under a non–disclosure agreement;

l.the “Personally Identifiable Information” of any individual that is known or accessible as a result of employment with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e–mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
3.    “Company Documents and Materials”
I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIPA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.
B.    Assignment of Rights and Confidentiality Requirements
All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.
At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Schedule of Executive Authority (“SEA”), except as may be necessary in the ordinary course of performing my duties to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.
C.    Maintenance and Return of Company Documents and Materials
I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.
I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.
D.    Disclosure of Intellectual Property to the Company
I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know–how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.
I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
I agree to disclose Company Intellectual Property to the Company upon the first to occur of:
1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this Agreement, or by any other Company policy;
4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.
I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non–confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an Employee or the Company intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.
I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.
Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my employment; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstratably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the employment period, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.
E.    Right to New Ideas
1.    Assignment of Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.
I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully–owned by the Company into Company Intellectual Property.
If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty–free, fully paid–up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.
Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.
2.    Works Made for Hire
I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.
3.    Cooperation
I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.
4.    Assignment or Waiver of Moral Rights
Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.
5.    List of Intellectual Property
I have attached hereto as Exhibit A a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.
F.    Company Authorization for Publication
Prior to my submitting or disclosing for possible non–confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the SEA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.
G.    Former Employer’s and Others’ Information
I represent that my performance of all the terms of this PIIPA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my employment by the Company.
I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as an employee of the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers or other person or entity.
H.    Competition; Non–Solicitation of Employees
I agree that (a) during the term of my employment by the Company, I will not engage in any employment or business activity that is competitive with, or which could conflict with my employment by the Company without first disclosing such activity to the Company and obtaining its express written approval, which may be denied in the Company’s sole discretion, and (b) for the period of my employment by the Company and for one (1) year thereafter, I will not, either directly or indirectly, solicit, attempt to solicit, or assist in the solicitation of any employee, independent contractor, or consultant of the Company for whom I had managerial responsibility, to whom I reported, with whom I participated on Company teams or projects, or about whom I gained confidential salary or performance information, to terminate his or her relationship with the Company. If there is a conflict between this provision and any restrictive covenants contained in any employment agreement executed by me and the Company, the provisions of the employment agreement will govern.
I.    At–Will Employment
I understand that my employment with the Company is not for a definite term and either I or the Company can terminate the employment relationship at any time, with or without cause or advance notice, subject to any severance benefits to which I may become entitled to pursuant to the provisions of any employment agreement in effect at the time between me and the Company. The terms of this Agreement survive the termination of employment as provided for herein.

J.    Reformation and Severability
I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
K.    Authorization for Post–Termination Notification of Obligations under PIIPA
I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my employment with the Company of my ongoing obligations under this PIIPA.
L.    Entire Agreement
This PIIPA sets forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein, and this PIIPA merges, cancels, supersedes and replaces all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIPA that may have been made by any officer, employee or representative of the Company. Furthermore, any subsequent change(s) to my job duties, responsibilities, title, reporting level or relationship, compensation, benefits, regular place of employment or any other term or condition of my employment with the Company shall not affect the validity or scope of this Agreement which shall remain in full force and effect notwithstanding any such change(s).
M.    Effective Date
This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.
N.    Governing Law
Although I may work for the Company outside of Arizona or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of Arizona.
I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:
Employee Signature

Employee Name [Please Print]

For Apollo Group, Inc.:

Brian L. Swartz
SVP and CFO

EXHIBIT A

1.
The following is a complete list of all Intellectual Property relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer or other person/entity:

No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date:
Employee Signature

SCHEDULE I

PERFORMANCE PERIOD AND PERFORMANCE GOAL

The Performance Period shall be coincident with the Corporation’s ____ fiscal year and shall accordingly commence on September 1, ____and end on August 31, ____.
SPECIFY PERFORMANCE GOAL